Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

Rocket Lab Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	3,057,588	$43.80	$133,922,354.40	$0.0001531	$20,504

Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-	-	-	-	-
	Total Offering Amounts					$133,922,354.40		$20,504
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$20,504
(1)

Includes an indeterminate number of additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Rocket Lab Corporation (the “Registrant”) that, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), may be issued to prevent dilution from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Common Stock on The Nasdaq Capital Market on August 11, 2025.

(3)	The registration fee of $20,504 is calculated in accordance with Rule 457(r) of the Securities Act. Represents deferred payment of the registration fees in connection with the Registrant’s Registration Statement on Form S-3ASR (File No. 333-285707) filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2025, as amended by the Post-Effective Amendment No. 1 filed with the SEC on May 27, 2025.